Exhibit 99.1

PAB Bankshares, Inc. Announces the Appointment of John E. Mansfield, Jr. To Serve On the Board of Directors

    VALDOSTA, Ga.--(BUSINESS WIRE)--Jan. 28, 2005--PAB Bankshares, Inc. (AMEX: PAB) proudly announces the appointment of John E. Mansfield, Jr. to serve on the Company's Board of Directors. Mr. Mansfield was elected by the Board in its regularly scheduled meeting on Tuesday, January 25, 2005. "We are pleased that John has agreed to serve the Company, and we look forward to engaging his thoughts as we direct the growth of our organization," stated James L. Dewar, Jr., Chairman of the Board. "It will be beneficial to have a successful businessman from the metro Atlanta region on our Board as we continue to expand our presence in that area," added Dewar.
    Mr. Mansfield is President of Indigo Land Company, a real estate investment firm located in Alpharetta, Georgia. Mr. Mansfield is also a partner in Dominion Capital Management, an equity financing group located in Atlanta, Georgia. Prior to serving in his current capacities, Mr. Mansfield was the managing partner of Onyx-Mansfield Energy from 1998 to 2001; the founder and president of Onyx Petroleum in Gainesville from 1986 to 1998; the vice president of Mansfield Oil Company from 1978 to 1984, and the president of Kangaroo Convenience Stores from 1981 to 1985, all of which were located in Gainesville, Georgia.
    Mr. Mansfield was also elected to serve on the Board of Directors of The Park Avenue Bank, the operating subsidiary of the Company. The Bank operates 17 branch offices and two loan production offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida.
    The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the products and services offered by the Bank is available on the Internet at www.parkavebank.com.

    CONTACT: PAB Bankshares, Inc.
             Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com